Exhibit 10.14

SETTLEMENT AND MUTUAL RELEASE

The following Settlement and Mutua1 Release Agreement is made between Paul S. Hewitt (“Hewitt”) and Hewitt Petroleum Inc. (“HPI”) with an effective date of March 31, 2011.

WHEREAS, As of Mach 1, 2011 HPI owes Hewitt back consulting fees totaling $187,500, and accrued business expenses totaling $9,093;

WHEREAS, HPI and Hewitt desire to settle these amounts and other past issues by entering into this Agreement based upon the following terms and conditions:

1.           Hewitt agrees to resign from the HPI Board of Directors upon execution hereof in exchange for a payment of 400,000 shares of HPI common stock for past board services and as a severance payment;

2.           Hewitt agrees to accept 468,750 shares of HPI restricted common stock as payment for all accrued and unpaid consulting fees totaling $187,500, and in cancellation of any outstanding options; and further agrees to accept 36,372 shares of HPI restricted common stock as payment for the $9,093 in unreimbursed business expenses. Thus total HPI stock to be issued to Hewitt equals 901,122 shares.

3.           HPI shall indemnify, defend and hold Hewitt harmless from and against any and all claims, actions, damages, demands, liabilities, costs and expenses, including reasonable attorney's fees and expenses, resulting from any act or omission of Hewitt during his employment with HPI.

4.           Hewitt hereby warrants that no charge or claim has been initiated by Hewitt against HPI in any administrative agency or court, whether state or federal. Hewitt agrees not to file against HPI or my affiliates, successors or assigns thereof, or against any member, manager, officer, director, employee or agent of any of them, any claim arising under his previous employment, or any charge or claim with my government agency or any lawsuit in any court based upon or arising out of the Hewitt relationship with HPT. This provision does not apply to any charge or claim based upon any act or conduct occurring after the effective date of this Agreement.

5.           In exchange for the Payment and other valuable consideration as outlined above, the sufficiency of which is hereby acknowledged, Hewitt hereby releases and forever discharges HPI, its managers, members, officers, agents, employees, successors, assigns, and affiliates of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, obligations of every kind and nature in law, equity, or otherwise. known and unknown, suspected and unsuspected, disclosed and undisclosed, arising, at any time with respect to any claims relating to Hewitt's engagement with HPI, the termination of his consulting agreement, and his employment, including but not limited to breach of the covenant of good faith, contract claims, or tort claims or any other common law or statutory rights.

6.           In exchange for the Payment and other valuable consideration as outlined in paragraphs 1 and 2 above, the sufficiency of which is hereby acknowledged, HPI hereby releases and forever discharges Hewitt his successors, assigns, and affiliates of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time with respect to any claims relating to Hewitt's engagement with HPI, including but nor limited to breach of the covenant of good faith, contract claims, or tort claims or any other common law or statutory rights.

7.           This Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns.

8.	Miscellaneous.

a.
This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and shall not be amended or otherwise modified in any manner except in a writing executed by both parties.

b.
If any provision of this Agreement is held to be invalid, illegal, or unenforceable by any court of competent jurisdiction for any reason, the invalid or unenforceable portion shall be deemed severed from this Agreement and the balance of this Agreement shall remain in full force and effect and be enforceable in accordance with the non-severed provisions of this Agreement.

c.
This Agreement may be executed in one or more counterpart, by original or facsimile signature, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

d.
If any parry is required to retain legal counsel in order to enforce this Agreement, with or without the commencement of a formal legal action, such party shall be entitled to recover its attorney's fees and costs from the breaching party or parties.

e.	This Agreement shall be binding on the parties and their respective heirs, successors and assigns.

f.	All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

g.	This Agreement shall be governed by the substantive laws of the State of Utah, without giving effect to its choice of law rules.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written above.

Hewitt Petroleum, Inc.

By:	/s/ J. David Gowdy	Dated: April 11, 2011

Title: President/CEO

/s/ Paul S. Hewitt		Dated: April 11, 2011
Paul S. Hewitt; Individually